Exhibit 99.1

Ultra Petroleum Corp.

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES RETIREMENT OF CHAIRMAN & CEO MICHAEL WATFORD; BRAD JOHNSON NAMED INTERIM CEO

Company Reaches Cooperation Agreement with Fir Tree Partners to Add Two New Directors

Provides Update on Horizontal Well Program in Pinedale, Increased Hedge Positions and Reaffirms Fourth Quarter 2017 Production Guidance

HOUSTON, Texas – January 30, 2018 – Ultra Petroleum Corp. (NASDAQ: UPL) today announced that, after leading the Company for 19 years, Chairman and CEO Michael D. Watford will be retiring from his role at the Company, effective February 28, 2018. Brad Johnson, Senior Vice President, Operations, will become interim CEO on that date, which is the date on which the Company will announce its fourth quarter 2017 earnings results.

“Given our successful emergence from the reorganization process almost a year ago, and following the recent success of the horizontal program, Ultra Petroleum is very well positioned, and I believe now is the right time to make the transition to new leadership,” said Mr. Watford. “The Company has tremendous assets and a talented team of people, and I am confident that Brad has the expertise and experience to guide the Company to new heights and enable it to fulfill its enormous potential.”

Ultra Petroleum also announced that it will add two new directors to its Board under a cooperation agreement with its largest shareholder, Fir Tree Partners, which owns an approximate 20% stake in the Company. Evan Lederman, Partner at Fir Tree, will join the Ultra Petroleum Board of Directors. In addition, a new independent director selected by a process agreed between Fir Tree and the Company will also be added to the Board. Current Directors, Dr. W. Charles Helton and Roger A. Brown, have notified the Company that they will resign as of February 28, 2018, at which time the two new directors and Mr. Johnson, in his capacity as interim CEO, will join the seven-person Board.

“On behalf of the Board, I’d like to thank Mike for his significant contributions in building Ultra Petroleum and its core asset, the Pinedale Anticline, into a world-class going concern with a bright future,” said, Steve McDaniel, Director of Ultra Petroleum. “Mike has developed a deep bench of executives, including Brad, who are more than capable of taking Ultra Petroleum to the next level. We look forward to working closely with Brad, who is a seasoned executive with a deep understanding of the Company. I have gotten to know Evan in recent times, and we also look forward to welcoming Evan to our Board. I am confident that his deep experience and expertise will be extremely helpful to the Company and additive to the Board of Directors. Finally, the Board would like to thank Charlie and Roger for their many years of dedicated and selfless service in to the Board, and we wish them all the best.”

“Fir Tree continues to view Ultra Petroleum as the most attractive natural gas company in the U.S., with significant resource growth potential, high cash flow margins and extremely low transport costs,” said Mr. Lederman. “We are very excited to continue to work hand in hand with the Board and with Brad for the benefit of all shareholders.”

“I am very honored to take on the role of interim CEO and to continue Mike’s excellent work,” said Mr. Johnson. “I am excited about the Company’s future. With the strong foundation of our assets and the exceptional employees within our organization, along with a new and potentially very impactful horizontal well program in Pinedale, I will be focused on significant improvement to our capital efficiency.”

Mr. Johnson joined Ultra Petroleum in 2008 as Director, Reservoir Engineering and Planning. In 2011, he was named Vice President, Reservoir Engineering and Development and concurrently promoted as an Officer of the Company. Since April 2014, Mr. Johnson has served directly under Mr. Watford as Senior Vice President, Operations, where he was responsible for all aspects of the Company’s operations, including geosciences, drilling and completion operations, production, construction, reservoir engineering, regulatory, environmental, safety and corporate engineering. Mr. Johnson has over 23 years of industry experience. Prior to joining Ultra, Mr. Johnson was employed by Anadarko Petroleum for 13 years where he served in various engineering and leadership roles.

Details of the cooperation agreement with Fir Tree Partners will be filed with the Securities and Exchange Commission on a Form 8-K. Kirkland & Ellis LLP served as legal counsel to Ultra.

Continued Strong Results for Pinedale Horizontal Program

The Company is pleased to announce another successful horizontal well on the east flank of Pinedale. The Warbonnet (WB) 9-23 M-1H well is Ultra’s first horizontal well to target the Mesaverde formation and produced at 17 MMcfed (10% condensate). The one-mile lateral was drilled to a total measured depth (MD) of 19,115 feet, which is approximately half the lateral length of the recently announced WB 9-23-A1H. With an average true vertical depth of 13,566 feet and estimated bottom-hole pressures of 11,400 psi, the resulting pressure gradient of 0.84 psi/ft is the highest among producing intervals in Pinedale.

“The initial results of this well confirm the horizontal potential of the Mesaverde interval. We were expecting higher pressures and higher porosities in the Mesaverde and that is exactly what we encountered,” said Brad Johnson. “To date, the Company has completed three horizontals on the east flank, each one targeting different intervals and each one verifying the significant resource potential beyond the previous commercial boundary of the Pinedale Anticline. We look forward to drilling more horizontal wells in 2018 and beyond.”

The Company has also drilled and cased the WB 9-23 A-2H, an 11,000’ lateral in the Lower Lance A interval. The well encountered significant gas shows and a net-to-gross sand percentage of 78%. The well was drilled one half-mile north of the WB 9-23-A1H, the well that posted an initial production rate of 51 MMcfed last quarter and recently produced a cumulative volume in excess of 3 Bcfe in its first 90 days of production. The A-2H well targeted the same stratigraphic interval and was drilled to a total depth of 22,690’ MD. The spud-to-rig-release cycle time of 25 days was 7.5 days faster and the costs to date are $0.6 million less than the costs to drill and case when compared to the A-1H well. The Company plans to complete and bring on-line the A-2H well in February.

Recently, the Company has utilized another rig in its fleet to spud two more horizontal wells on the Warbonnet 8-25 pad. These two wells will also target the Lower Lance interval with 2-mile laterals planned for the east flank of Pinedale. One horizontal lateral is planned to be drilled in February, and the next one to follow in March.

Based on the recent successes of the horizontal well program, the Company is adjusting its development plans for 2018 to include more horizontal wells and expects to provide a more substantial update in its next quarterly earnings release and conference call scheduled for February 28, 2018.

Commodity Hedges and Q4 Production Guidance

The Company has continued to increase its hedge position, with significant progress toward its previously stated goal of hedging at least 50% of production for 2018. Ultra will continue to pursue additional hedges in an opportunistic manner to enhance cash flow visibility. Current hedge positions are shown below:

	Production Period
	4Q17	1Q18	2Q18	3Q18	4Q18	Total 2018
NYMEX Swaps
Natural Gas:
Total Volume (Bcf)	16.7		65.5	66.2	22.3	154.0
Average price per Mcf	$3.38		$3.08	$3.08	$3.08	$3.08

Crude Oil:
Total Volume (MBbls)		118.0	182.0	184.0	184.0	668.0
Average price per Bbl		$62.17	$62.17	$62.17	$62.17	$62.17

NYMEX Collars
Natural Gas:
Total Volume (Bcf)		3.4				3.4
Floor Price per Mcf		$3.46				$3.46
Ceiling price per Mcf		$3.79				$3.79

Total Equivalent Volumes
Total Volume (Bcf)	16.7	4.1	66.6	67.3	23.4	161.4
Average floor price per Mcfe	$3.38	$4.66	$3.20	$3.20	$3.42	$3.27

Note: Natural gas volumes and prices based on a conversion factor of 1.07 MMBtu/Mcf.

In addition, ahead of our upcoming fourth quarter earnings release on February 28, 2018, the Company reaffirms its previous fourth quarter production guidance of approximately 75 Bcfe.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy Company engaged in domestic natural gas and oil exploration, development and production. The Company is listed on NASDAQ and trades under the ticker symbol “UPL”. Additional information on the Company is available at www.ultrapetroleum.com.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. Certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some of these risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, weather and government regulation, and the availability of oil field services, personnel and equipment. Our SEC filings are available written request to Ultra Petroleum Corp. at 400 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

For further information contact:

Sandi Kraemer

Director, Investor Relations

Phone: 281-582-6613

Email: skraemer@ultrapetroleum.com